Exhibit 10.7

December 30, 2008

Michael F. Shea

[Address]

Re:    Executive Employment Agreement

Dear Mike:

This letter will constitute an amendment clarifying the terms of your Executive Employment Agreement, amended and restated November 9, 2007 (“Employment Agreement”), which amendment is intended to assure compliance with the requirements of Section 409A of the Internal Revenue Code.

Section 1.10, which defines “Good Reason,” will require you to provide Ceridian a 30-day period for the opportunity to cure any event for which you have provided written notice.

Sections 4.03(a) and 7.03(f), concerning the execution of a release, are amended to require that you submit your executed release to Ceridian within 30 days of your termination of employment. In addition, the last sentence of the form of Release attached to your Employment Agreement will be revised to read as follows: “If I do not return to Ceridian an executed duplicate original of this Release within 30 days following my termination of employment, Ceridian will have no obligation to make the payment described herein.”

Please acknowledge your acceptance of the terms of this amendment to your Employment Agreement by executing this letter where indicated below and returning it to the undersigned.

Sincerely,

CERIDIAN CORPORATION

/s/ Kairus K. Tarapore
Kairus K. Tarapore, Executive Vice President,
Human Resources

Accepted:

/s/ Michael F. Shea
Michael F. Shea
Date: December 30, 2008